EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2005, accompanying the consolidated financial statements of Hercules Offshore, LLC and Subsidiaries included in the Prospectus dated October 26, 2005, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/S/ GRANT THORNTON LLP

Houston, Texas

October 31, 2005